Exhibit 10.72

FIFTH AMENDMENT TO EX-IM WORKING CAPITAL GUARANTEE CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO EX-IM WORKING CAPITAL GUARANTEE CREDIT AGREEMENT (this "Amendment") is entered into as of June 23, 2015, by and between S&W SEED COMPANY ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

A. Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain EX-IM Working Capital Guarantee Credit Agreement between Borrower and Bank dated as of February 1, 2014 as amended from time to time ("Credit Agreement").

B. Pursuant to the Credit Agreement, Borrower remains indebted to Bank under a line of credit in the maximum principal amount of Ten Million Dollars ($10,000,000.00) (the "Line of Credit"), which is evidenced by that certain EX-IM Working Capital Guarantee Revolving Line of Credit Note dated February 27, 2015, as amended or modified from time to time (the "Prior Line of Credit Note"). The Prior Line of Credit Note matures and becomes due and payable in full on July 1, 2015 and as of the date hereof, the outstanding principal balance under the Prior Line of Credit is $10,000,000.00, plus accrued but unpaid interest.

C. Subject to the terms and conditions contained herein, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions described herein, the parties hereto agree that the Credit Agreement shall be amended as follows; provided, however, that nothing shall terminate any security interests, guaranties, subordinations or other documents in favor of Bank, all of which shall remain in full force and effect unless expressly amended hereby:

1. Amendment to Section 1.1. Section 1.1 is hereby amended by deleting "July 1, 2015" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "October 1, 2015", with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (the "Line of Credit Note") (which Note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change; provided, however, that advances made under the Prior Line of Credit Note shall be deemed made under the Line of Credit Note.

2. Amendment to Section 1.2(e). The following is hereby added to the Credit Agreement as a new Section 1.2(e):

"(e) Ex-Im Working Capital Guarantee Fee Letter. Borrower shall pay to Bank as and when due all fees specified in and pursuant to the terms and provisions of the Ex-Im Working Capital Guarantee Fee Letter dated as of June 23, 2015 and executed by Borrower and Bank ("Ex-Im Working Capital Guarantee Fee Letter")."

3. Amendment to Section 1.4. Section 1.4 is hereby deleted in its entirety, and the following substituted therefor:

"As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby confirms and grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory, equipment and sixty-five percent (65%) of Borrower's stock held in S&W SEED AUSTRALIA PTY. LTD.

Promptly following Bank's request, Borrower shall provide to Bank each of the following to secure the indebtedness described in the preceding paragraph: (i) security agreements duly executed by each Guarantor (as defined below), pursuant to which each Guarantor grants to Bank security interests in substantially all of such Guarantor's assets; (ii) a pledge agreement duly executed by Borrower pursuant to which Borrower pledges to Bank all of Borrower's equity interests in the Guarantors; and (iii) to the extent certificated, original equity certificates issued by the Guarantors to Borrower, together with blank instruments of transfer.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance."

4. Amendment to Section 1.5. The following is hereby added to the Credit Agreement as a new Section 1.5:

"SECTION 1.5. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by Seed Holding, LLC, a Nevada limited liability company and Stevia California, LLC, a California limited liability company (each individually a "Guarantor" and collectively, the "Guarantors"), as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank."

5. Amendment to Section 4.9(d). Section 4.9(d) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

"(d) Net income after taxes not less than $1.00, measured on a consolidated rolling 4-quarter basis as of each fiscal quarter end; provided, however, Borrower is permitted to exclude one-time crop losses incurred during fiscal year 2013 up to a maximum of $2,333,123.00 for the reporting period ending March 31, 2014 only; provided further, Borrower is permitted to have net income after taxes of (i) not less than negative $1,600,000.00 for the four fiscal quarter period ending as of March 31, 2015 and (ii) not less than negative $2,700,000.00 for the four fiscal quarter periods ending as of June 30, 2015 and September 30, 2015."

6. Amendment to Section 6.1(m). Section 6.1(m) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

"(m)  Borrower fails to deliver by September 1, 2015 each of the following, in each case in form and substance satisfactory to Bank:  (i) a deed of trust or mortgage in respect to the Nampa Property and the Columbia County Property (as such terms are defined in the  Amendment and Waiver Agreement dated as of December 31, 2014 between Borrower and Bank) and all other real property of Borrower and any Third Party Obligor required by Bank; and (ii) such title insurance policies, evidence of insurance, insurance certificates and endorsements, surveys, appraisals, consents, estoppels, subordination agreements, recordations, collateral filings, opinions, resolutions, documents and other instruments as Bank shall require in connection with the foregoing."

7. Conditions Precedent. The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein, is subject to the fulfillment to Bank's satisfaction of all of the following conditions by no later than June 29, 2015:

(a) Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)   This Amendment.
(ii)   The Line of Credit Note.
(iii)   Continuing Guaranty from Seed Holding, LLC.
(iv)   Continuing Guaranty from Stevia California, LLC.
(v)   Limited Liability Company Certificate: Continuing Guaranty from Seed Holding, LLC.
(vi)   Limited Liability Company Certificate: Continuing Guaranty from Stevia California, LLC.
(vii)   Fee Letter.
(viii)   Written consent from all Lenders under the Intercreditor Agreement (as defined in the Amendment and Waiver dated December 31, 2014 between Borrower and Bank) to all amendments under the Loan Documents.
(ix)   Such other documents as Bank may require under any other section of this Amendment.

(b) Bank shall have received all fees as and when due under the Fee Letter.

(c) Other Fees and Costs. In addition to Borrower's obligations under the Credit Agreement and the other Loan Documents, Borrower shall have paid to Bank the full amount of all costs and expenses, including reasonable attorneys' fees (including the allocated costs of Bank's in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

8. General Release. In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower hereby agrees as follows ("General Release"):

(a) Borrower, for itself and on behalf of its successors and assigns, does hereby release, acquit and forever discharge Bank, all of Bank's predecessors in interest, and all of Bank's past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a "Released Claim" and collectively, the "Released Claims"), that Borrower now has or may acquire as of the later of: (i) the date this Amendment becomes effective through the satisfaction (or waiver by Bank) of all conditions hereto; or (ii) the date that Borrower has executed and delivered this Amendment to Bank (hereafter, the "Release Date"), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by Bank, or any of Bank's predecessors in interest, to Borrower, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.

(b) Borrower hereby acknowledges, represents and warrants to Bank as follows:

(i) Borrower understands the meaning and effect of Section 1542 of the California Civil Code which provides:

"Section 1542. GENERAL RELEASE; EXTENT. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

(ii) With regard to Section 1542 of the California Civil Code, Borrower agrees to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of Bank, and Borrower hereby waives and releases all rights and benefits which it might otherwise have under Section 1542 of the California Civil Code with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.

(c) Each person signing below on behalf of Borrower acknowledges that he or she has read each of the provisions of this General Release. Each such person fully understands that this General Release has important legal consequences and each such person realizes that they are releasing any and all Released Claims that Borrower may have as of the Release Date. Borrower hereby acknowledges that it has had an opportunity to obtain a lawyer's advice concerning the legal consequences of each of the provisions of this General Release.

(d) Borrower hereby specifically acknowledges and agrees that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of Bank; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

9. Fees and Costs. In addition to Borrower's obligations to Bank under the Credit Agreement and the other Loan Documents, Borrower hereby agrees to pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees (including the allocated costs of Bank's in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment and all other documents required pursuant to this Amendment.

10. Miscellaneous. Except as specifically provided herein, all terms and conditions of the Credit Agreement shall remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Amendment.

11. Reaffirmation; Certification. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

[Continues With Signatures On Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

S&W SEED COMPANY By: /s/ Matthew K. Szot Matthew K. Szot Executive Vice President Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ _________________________ Name: ____________________ Title: _____________________

EXHIBIT A

FORM OF LINE OF CREDIT NOTE

EX-IM WORKING CAPITAL GUARANTEE
REVOLVING LINE OF CREDIT NOTE

$10,000,000.00	San Francisco, California June [__], 2015

FOR VALUE RECEIVED, the undersigned S&W SEED COMPANY ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 333 Market Street, 3rd Floor, San Francisco, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

This Note amends, restates and supersedes in its entirety that certain EX-IM Working Capital Guarantee Revolving Line of Credit Note in the maximum principal amount of Ten Million Dollars ($10,000,000.00), executed by Borrower in favor of Bank and dated February 27, 2015, as such may have been amended or modified from time to time prior to the date hereof.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) "Daily One Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(b) "LIBOR" means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so reported, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

(c) "LIBOR Period" means a period commencing on a New York Business Day and continuing for one (1) month, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than

One Hundred Thousand Dollars ($100,000.00), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(d) "London Business Day" means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

(e) "New York Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(f) "State Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in "Governing Law" herein are authorized or required by law to close.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be two and three-quarters percent (2.75%) above the Daily One Month LIBOR Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be two and three-quarters percent (2.75%) above LIBOR in effect on the first day of the applicable LIBOR Period. Bank is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR for a LIBOR Period, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Daily One Month LIBOR Rate or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to the Daily One Month LIBOR Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower, and (iii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to the Daily One Month LIBOR Rate or to LIBOR for a LIBOR Period designated by Borrower.

To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m California time on a State Business Day at least two State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower's notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Daily One Month LIBOR Rate interest selection for such advance or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three State Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower.

(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing July 1, 2015.

(e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank's option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on October 1, 2015.

(b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Mark S. Grewal or Matthew K. Szot, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Daily One Month LIBOR Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

PREPAYMENT:

(a) Daily One Month LIBOR Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Daily One Month LIBOR Rate at any time, in any amount and without penalty.

(b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4.00%) above the Daily One Month LIBOR Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain EX-IM Working Capital Guarantee Credit Agreement between Borrower and Bank dated as of February 1, 2014, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

S&W SEED COMPANY

By: ___________________________
    Matthew K. Szot, Executive Vice President
    Chief Financial Officer